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                                                                    EXHIBIT 99.1
[CBIZ LOGO]
                                                                 [PRESS RELEASE]

FOR IMMEDIATE RELEASE                    CONTACT:  WARE GROVE
                                                   Chief Financial Officer
                                                   -OR-
                                                   LORI NOVICKIS
                                                   Director, Corporate Relations
                                                   CBIZ, Inc.
                                                   Cleveland, Ohio
                                                   (216) 447-9000

   CBIZ CLOSES THE SALE OF $100 MILLION CONVERTIBLE SENIOR SUBORDINATED NOTES

     CBIZ REPURCHASES 6.6 MILLION SHARES WITH A PORTION OF THE NET PROCEEDS

Cleveland, Ohio (May 30, 2006)--CBIZ, Inc. (NASDAQ: CBIZ) today announced the completion of its offering of $100 million of 3.125% Convertible Senior Subordinated Notes due 2026. The Notes were sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act, as amended.

Net proceeds from the sale of the Notes were used by the company to repurchase approximately 6.6 million shares of its common stock at a cost of approximately $52.5 million. The company had 77.4 million diluted shares outstanding at the end of its first fiscal quarter ended on March 31, 2006. Consistent with prior share repurchase activity conducted by the company, this transaction is expected to be accretive to current shareholders. The remaining balance of the proceeds from the sale of the Notes will be used to repay amounts currently outstanding under the company's $100 million unsecured credit facility or for other general corporate purposes. Subject to satisfaction of certain financial covenants, the company will continue to have the ability to borrow up to $100 million under this facility for general corporate purposes, acquisitions, or future share repurchases.

The Notes will bear interest at an annual rate of 3.125% and interest will be payable semiannually beginning December 1, 2006. Commencing with the six-month period beginning June 6, 2011, the company may be required to pay contingent interest in certain circumstances.

The Notes mature on June 1, 2026. On or after June 6, 2011, the company may redeem the Notes at a redemption price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest. On June 1, 2011, June 1, 2016, and June 1, 2021, and in the event of certain fundamental changes, holders of the Notes may require the company to repurchase all or a portion of the Notes at a price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest.

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The Notes contain a net share settlement feature so that upon conversion, the company will deliver cash equal to the lesser of the aggregate principal amount of the Notes to be converted and the total conversion obligation, plus cash or shares of the company's common stock at the company's election, for the remainder, if any, of the conversion obligation. The Notes may be converted under certain circumstances into cash, and at the company's election, into shares of its common stock, at an initial conversion rate of 94.1035 shares of the company's common stock per $1,000 principal amount of the Notes, which is the equivalent of a conversion price of $10.63 per share. The conversion price represents a 33.5% premium to the $7.96 per share closing price of the company's common stock on May 23, 2006. The Notes will rank junior in right of payment to all of the company's existing and future senior indebtedness.

This press release does not constitute an offer to sell or the solicitation of any offer to buy any securities. The offering will be made only to qualified institutional buyers in accordance with rule 144A under the Securities Act of 1933, as amended. The securities to be offered have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an exemption from, or in a transaction not subject to the registration requirements of the Securities Act and applicable state securities laws.

CBIZ, Inc. provides professional business services that help clients better manage their finances, employees and technology. As the largest benefits specialist, one of the largest accounting, valuation and medical practice management companies in the United States, CBIZ provides its clients with integrated financial services which include accounting and tax, internal audit, Sarbanes-Oxley 404 compliance, and valuation. Employee services include employee benefits, property and casualty insurance, payroll, HR consulting and wealth management. CBIZ also provides information technology, hardware and software solutions, government relations; healthcare consulting and medical practice management. These services are provided throughout a network of more than 140 Company offices in 34 states and the District of Columbia.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Risk factors that could cause actual results to differ include the risk of a decline in the current trend to outsource business services that may have a material adverse effect on the company's results of operations and the company's sensitivity to revenue fluctuations that could result in fluctuations in the market price for shares of the company's common stock. Additional risk factors are discussed in our Report on Form 10-K for the year ended December 31, 2005, and the reader is directed to these statements for a further discussion of important factors that could cause actual results to differ materially from those in the forward-looking statements.

      For further information regarding CBIZ, call our Investor Relations Office at (216) 447-9000 or visit our web site at www.cbiz.com.

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